UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
       BEBOUT, NICK
       4424 SKYLANE DRIVE
       P O BOX 112
       RIVERTON, WY  82501
   USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       USEG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     May 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
    $.01 Par Value Common Sto|01/18/|J-4 |1,143             |A  |NIL        |23,061             |D     |                           |
ck                           |02    |(a) |                  |   |           |                   |      |                           |
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    $.01 Par Value Common Sto|N/A   |    |None              |   |N/A        |5,000              |I (b) |By Svilar, Inc.            |
ck                           |      |    |                  |   |           |                   |      |                           |
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    $.01 Par Value Common Sto|N/A   |    |None              |   |N/A        |2,500              |I (c) |By B-2 Wyo. Inc.           |
ck                           |      |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
  Stock Option (Right to|$2.00/sh|N/A  |    |           |   |12/04|09/25|Common  Stoc|12,500 |N/A    |12,500      |D  |            |
 Buy) (d)               |        |     |    |           |   |/98  |/08  |k           |       |       |            |   |            |
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  Stock Option (Right to|$2.40/sh|N/A  |    |           |   |01/10|01/09|Common Stock|10,000 |N/A    |10,000      |D  |            |
 Buy) (d)               |        |     |    |           |   |/01  |/11  |            |       |       |            |   |            |
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  Stock Option (Right to|$3.90/sh|12/07|A-4 |           |   |12/07|12/06|Common Stock|20,000 |N/A    |20,000      |D  |            |
 Buy) (e)               |        |/01  |    |           |   |/01  |/11  |            |       |       |            |   |            |
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
Explanation of Responses:
Attachment to Form 5 for period ended May 31,
2002.
(a)  Shares issued as compensation for services as a director for calendar
2001.
(b) Shares are held by a private corporation, Svilar, Inc., of which the Reporting Person is a director.
(c) Shares are held by a private corporation, B-2 Wyoming, Inc., of which the Reporting Person is a director.
(d) Stock option granted under the Issuer's 1998 Incentive Stock Option Plan, and exempt under Rule 16b-3.
(e) Stock option granted under the Issuer's 2001 Incentive Stock Option Plan, and exempt under Rule 16b-3.
SIGNATURE OF REPORTING PERSON
  /s/  Nick Bebout
DATE
  July 12, 2002